American CareSource Announces Fourth Quarter and Year-End Financial Results for 2013

DALLAS, Feb. 28, 2014 - American CareSource Holdings (NASDAQ: ANCI), a leading national network of ancillary healthcare providers, today reported net revenue of $6.2 million for the fourth quarter of 2013, as compared with $9.1 million for the fourth quarter of 2012. For 2013, net revenue was $26.8 million, as compared with $34.9 million for 2012.
Net loss for the three months ended Dec. 31, 2013 was $267,000, as compared with a loss of $629,000 during the same period a year earlier. The improvement was realized largely because of a positive shift in provider margins and company efforts to reduce non-variable costs in areas such as professional and consulting fees. Net loss for 2013 was $3.8 million, as compared with $3.1 million in 2012.
Operating expenses were $1.3 million and $7 million for the fourth quarter and full year of 2013, respectively, which were down from $2 million and $7.7 million in the same periods of 2012. Operating expenses in the last half of 2013 declined 27.5 percent compared to the first half of the year.
Net Revenue
Net revenue for fourth quarter of 2013 was $6.2 million, as compared with $9.1 million reported during fourth quarter 2012. For the quarter ended Dec. 31, 2013, revenue from ACS’ two historically significant legacy accounts declined by a combined $1.6 million, or 57.5 percent, as compared with the same period in 2012, due to factors described previously by the company. Fourth quarter 2013 net revenue was $6.2 million as compared with $6.5 million in third quarter 2013.

Excluding the impact of our two historically significant legacy clients, fourth quarter revenue from all other accounts decreased 22 percent, to $5 million from $6.4 million in the same period of 2012. The decline in those accounts was the result of some attrition within their own client base, competition from national carriers and increased pricing competition. The aforementioned declines were partially offset by improvement in collections, the addition of employer groups that were not previously accessing our network of ancillary providers and the revenue contribution of approximately $300,000 in the fourth quarter from two new clients added in 2013. Collections on claims in the fourth quarter of 2012 were stronger as compared with fourth quarter 2013.
Excluding the impact of our two historically significant legacy clients, revenue from all other accounts generated $5.4 million in the third quarter of 2013.
Claims Volumes
ACS billed 29,000 claims during fourth quarter 2013, a decrease from 37,000 claims billed during the same period last year. The lower claims volume was primarily the result of declines in claims volume from the company’s two historically significant legacy clients.
Following are claims volumes for the periods presented:

(Claim amounts in 000s)	Q4 2013	Q3 2013	Q4 2012
Claims:
Processed	35	36	47
Billed	29	30	37
Contribution Margin
Contribution margin for fourth quarter 2013 increased to 17.2 percent, as compared with 14.7 percent during fourth quarter 2012. The increase in contribution margin was primarily the result of the decline in provider payments as a percentage of revenue, from 73.3 percent in fourth quarter 2012 to 68 percent in the same period this year. The increase in margin on provider payments was the result of revenue generated from specific ancillary service categories and providers, which create significant savings for our clients, and continued to shift the mix of service categories and providers to categories and providers which result in higher margins in our business, as compared to the mix of those categories and providers used in the fourth quarter 2012.

Contribution margin was negatively affected by the cost of claims administration and provider development. Those costs, as a percentage of revenue, increased to 11.1 percent in fourth quarter 2013, from 7.8 percent in the fourth quarter a year ago. The increase was the result of the decline in quarterly revenue as compared with the same period last year. In absolute dollars, claims administration and provider development costs decreased 4.1 percent, to $686,000, compared with fourth quarter 2012.
Following is a comparison of statement of operations components as a percentage of net revenue:

	Q4 2013	Q3 2013	Q4 2012
Provider payments	68.0%	74.1%	73.3%
Administrative fees	3.7%	4.1%	4.2%
Claims administration and provider development	11.1%	10.0%	7.8%
Total cost of revenues	82.8%	88.2%	85.3%

Selling, General and Administrative Expenses (SG&A)
SG&A for fourth quarter 2013 decreased to $1.2 million, from $1.7 million in the same period last year. The decrease was primarily the result of an adjustment in the overall cost structure of the Company at the beginning of the third quarter. The adjustment included a reduction in sales and strategic consulting services costs and legal and audit fees. In addition, natural attrition and minor adjustments to headcount contributed to the decrease in SG&A as compared with fourth quarter 2012.
SG&A was 18.5 percent of revenues in the fourth quarter of 2013, as compared with 19.2 percent in fourth quarter 2012. The change was the result of the adjustments to the cost structure offset by the decline in revenue in the current quarter as compared with the same period last year.
Adjusted EBITDA
Adjusted EBITDA for the quarter was $39,000, compared with a loss of $247,000 in the prior-year period.
Adjusted EBITDA is defined as operating income or loss before interest, income taxes, depreciation and amortization and excludes the impact of non-cash stock-based compensation expense, severance charges, amortization of long-term client agreements, strategic transaction-related costs and other non-cash charges. Adjusted EBITDA should be considered in addition to, but not in lieu of, income or loss from operations reported under generally accepted accounting principles (GAAP).

A reconciliation of adjusted EBITDA to operating income or loss is provided in the tables accompanying this release.
Financial Liquidity
Total cash and cash equivalents as of Dec. 31, 2013, amounted to $6.2 million, as compared with $6.4 million on Sept. 30, 2013 and $10.7 million on Dec. 31, 2012.
About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of approximately 5,000 ancillary service providers and approximately 33,500 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary healthcare services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The company’s ancillary network and management provide a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the company’s plans, objectives and expectations for future operations, projections of the company’s future operating results or financial condition, and expectations regarding the healthcare industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the company’s dependence upon its two largest clients and recent declines in their business, the company’s inability to attract or maintain providers or clients or achieve its financial results, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the company’s ability to integrate with its clients, consolidation in the industry that affect the company’s key clients, changes in the business decisions by significant clients, term expirations of contracts with significant clients, possible termination of relationship with significant clients, increased competition, decisions by service providers in the company’s network to terminate their agreements with ACS, the company’s inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company’s periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.
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Investor Relations Contact:
Matthew D. Thompson, CFO and acting COO
mthompson@anci-care.com
Phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Net revenues	$6,210	$9,100	$26,751	$34,902

Cost of revenues:
Provider payments	4,223	6,668	19,762	25,660
Administrative fees	230	383	1,083	1,551
Claims administration and provider development	686	715	2,705	3,032
Total cost of revenues	5,139	7,766	23,550	30,243

Contribution margin	1,071	1,334	3,201	4,659

Selling, general and administrative expenses	1,150	1,744	6,166	6,841
Depreciation and amortization	180	216	795	878
Total operating expenses	1,330	1,960	6,961	7,719

Loss before income taxes	(259)	(626)	(3,760)	(3,060)
Income tax provision	8	3	25	31
Net loss	$(267)	$(629)	$(3,785)	$(3,091)

Loss per basic and diluted common share	$(0.05)	$(0.11)	$(0.66)	$(0.54)

Basic and diluted weighted average common shares outstanding	5,722	5,711	5,715	5,707

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Net loss	$(267)	$(629)	$(3,785)	$(3,091)
Income tax provision	8	3	25	31
Depreciation and amortization	180	216	795	878
Other	—	7	(22)	(8)
EBITDA	(79)	(403)	(2,987)	(2,190)
Non-cash stock-based compensation expense	78	75	299	408
Amortization of long-term client agreement	—	63	—	250
Severance charges (included in selling, general and administrative expenses)	—	18	216	95
Strategic transaction-related costs	57	—	107	—
Other	(17)	—	(17)	—
EBITDA, as adjusted	$39	$(247)	$(2,382)	$(1,437)

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$6,207	$10,705
Accounts receivable, net	1,977	2,432
Prepaid expenses and other current assets	363	296
Total current assets	8,547	13,433

Property and equipment, net	1,236	1,593

Other assets:
Other non-current assets	606	238
Intangible assets, net	640	768
TOTAL ASSETS	$11,029	$16,032

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Due to service providers	$1,865	$3,100
Accounts payable and accrued liabilities	1,056	1,343
Total current liabilities	2,921	4,443

STOCKHOLDERS' EQUITY
Common stock	57	57
Additional paid-in capital	23,149	22,845
Accumulated deficit	(15,098)	(11,313)
Total stockholders' equity	8,108	11,589
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,029	$16,032

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
	Year ended
	December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(3,785)	$(3,091)
Adjustments to reconcile net loss to net cash used in operations:
Non-cash stock-based compensation expense	299	408
Depreciation and amortization	795	878
Amortization of long-term client agreement	—	250
Deferred income taxes	7	4
Loss on write-off of software development costs	5	14
Changes in operating assets and liabilities:
Accounts receivable	455	1,885
Prepaid expenses and other assets	(442)	27
Accounts payable and accrued liabilities	(287)	129
Due to service providers	(1,235)	(578)
Net cash used in operating activities	(4,188)	(74)

Cash flows from investing activities:
Investments in software development costs	(303)	(419)
Additions to property and equipment	(12)	(109)
Net cash used in investing activities	(315)	(528)

Cash flows from financing activities:
Proceeds from exercise of equity incentives	5	—
Payment of income tax withholdings on net exercise of equity incentives	—	(8)
Net cash provided by (used in) financing activities	5	(8)

Net decrease in cash and cash equivalents	(4,498)	(610)
Cash and cash equivalents at beginning of period	10,705	11,315

Cash and cash equivalents at end of period	$6,207	$10,705

Supplemental cash flow information:
Cash paid for taxes	$117	$49

Supplemental non-cash operating and financing activity:
Accrued bonus paid with equity incentives	$—	$23